Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
AutoWeb, Inc.
at
$0.39 Net Per Share in Cash
Pursuant to the Offer to Purchase dated August 3, 2022
by
Unity AC 2, Inc.
a wholly-owned subsidiary of
Unity AC 1, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 30, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED

August 3, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated as of August 3, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”), relating to the offer by Unity AC 2, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Unity AC 1, LLC, a Delaware limited liability company (“Parent”), to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of AutoWeb, Inc., a Delaware corporation (the “Company”), owned by the stockholders of the Company other than the Company and its wholly-owned subsidiaries and Parent and its wholly-owned subsidiaries, at a price of $0.39 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Terms used but not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the enclosed Offer.

Your attention is directed to the following:

1.	The Offer Price for the Offer is $0.39 per Share, net to the seller in cash, without interest and less any required withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.

The board of directors of the Company (the “Company Board”) has (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interest of, the Company and its stockholders; (b) declared it advisable to enter into the Merger Agreement; (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (d) agreed that the Merger shall be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”; and (e) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

4.

The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into the Company in accordance with Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by the Company’s stockholders, with the Company continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. At the closing of the Merger, each Share outstanding immediately prior to the effective time of the Merger, other than any Dissenting Shares (as defined in the Offer to Purchase) and Shares owned by the Company and its wholly-owned subsidiaries and Parent and its wholly-owned subsidiaries, will be automatically converted into the right to receive the Offer Price, without interest and subject to any required withholding of taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

5.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 30, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

6.

The Offer is conditioned upon the following conditions and other conditions, all as described in “The Tender Offer—Section 16. Conditions to the Offer” in the Offer to Purchase: (i) immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any subsidiary of Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding; (ii) no governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal, or otherwise prohibiting consummation of the Offer or the Merger, and nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; (iii) since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect (as described in detail in “The Tender Offer—Section 16. Conditions to the Offer”); and (iv) the Merger Agreement not having been terminated in accordance with its terms. Consummation of the Offer is not conditioned on Purchaser or Parent obtaining financing.

7.

Tendering stockholders will not be obligated to pay brokerage fees or commissions to Computershare Trust Company, N.A., which is acting as the depositary for the Offer (the “Depositary”), or MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”), or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. However, U.S. federal income tax backup withholding may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof.

An envelope to return your instructions to us is enclosed. If you instruct us to tender your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary prior to the Expiration Time of (a) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares held through DTC, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING A PAYMENT.

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
AutoWeb, Inc.
at
$0.39 Net Per Share in Cash
Pursuant to the Offer to Purchase dated August 3, 2022
by
Unity AC 2, Inc.
a wholly-owned subsidiary of
Unity AC 1, LLC

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated as of August 3, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to shares of common stock, par value $0.001 per share (the “Shares”), of AutoWeb, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on behalf of the undersigned to Computershare Trust Company, N.A. (the “Depositary”) will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

NUMBER OF SHARES TO BE TENDERED(1)	SIGN HERE

Shares

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification or Social Security Number

Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.